SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2004

THIRD MILLENNIUM TELECOMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Charter)

File No. 0-16322

Florida (State or Other Jurisdiction of Incorporation)	84-1061207 (IRS Employer Identification No.)

12472 Lake Underhill Road, Suite 271
Orlando, Florida 32828
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (407) 281-1329

262 Old New Brunswick Avenue, Piscataway, New Jersey, 08854
(Former Name or Former Address; if Changed Since Last Report)

ITEM 2. Changes in Control of Registrant

By action of the Board of Directors of Third Millennium Telecommunications, Inc. (also known herein as the “Company”) effective March 31, 2004, the Company has appointed J. Michael Valo as the Company’s President, Secretary and Treasurer. Immediately following this appointment, Robert Menaker resigned as the Company’s CEO, President, Secretary and Treasurer. Mr. Menaker will continue as the Company’s sole member of the Board of Directors. Mr. Valo, who has been a shareholder of the Company for several years, has been appointed for the purpose of assessing the Company’s financial condition and the feasibility of settling creditor claims and determining a possible course of action for the Company’s future, which, among other things, may involve filing for protection under Chapter 7 or 11 of the United States Bankruptcy Code or identifying a potential merger candidate. There are no assurances that the Company will take any course of action or that it if does, such action will result in increased value for it’s shareholders. In the event of the Company files for protection under Chapter 7 or 11, it is possible that the Company’s class of Common Stock would be terminated and not have any value. Currently the Company’s Common Stock trades on the National Quotation Bureau Pink Sheets under the symbol “TMTM”.

On July 29, 2002, the Company filed a report on Form 8-K with the Securities and Exchange Commission indicating that it had ceased operations. Currently the Company has over $1 million of debt and no material assets. Both Mr. Menaker and the Company’s former president, Mr. Michael Galkin have filed for personal bankruptcy.

Also effective March 31, 2004 a company controlled by Mr. Valo purchased from Mr. Menaker a total of 780,030 shares of the Company’s common stock for a total of $1,250. Additionally, the Company issued 750,000 shares of its restricted common stock effective March 31, 2004 to the same company controlled by Mr. Valo in consideration of settlement of certain creditor claims in the amount of $750. In addition to the foregoing, Mr. Valo is the beneficial owner of 467,000 additional shares of the Company’s common stock, so in total Mr. Valo is the beneficial owner of 1,997,030 common shares, or 20.7 percent of the issued and outstanding common stock of the Company.

Effective March 31, 2004 Aspen Ridge Corporation purchased from Mr. Menaker a total of 780,030 shares of the Company’s common stock for a total of $1,250. Additionally, the Company issued 750,000 shares of its restricted common stock effective March 31, 2004 to Aspen Ridge Corporation in consideration of settlement of certain creditor claims in the amount of $750. Aspen Ridge Corporation is owned and controlled by Ken Kurtz. Mr. Kurtz is the beneficial owner of 404,674 additional shares of the Company’s common stock, so in total Mr. Kurtz is the beneficial owner of 1,934,704 common shares, or 20.0 percent of the issued and outstanding common stock of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Third Millennium Telecommunications, Inc.
July 28, 2004	By: /s/ J. Michael Valo, President